EX.99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated August 24, 2021 relating the financial statements and financial highlights appearing in the June 30, 2021 Annual Report to Shareholders of AGFIQ U.S. Market Neutral Anti-Beta Fund, AGFIQ Hedged Dividend Income Fund, AGFIQ Global Infrastructure ETF, AGF Global Sustainable Equity Fund (formerly, AGF Global Sustainable Growth Equity Fund) and AGF Emerging Markets Equity Fund, portfolios comprising part of AGF Investments Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

October 25, 2021